Exhibit 10.1
TRANSITION AGREEMENT
     This Transition Agreement (this “Agreement”), entered into as of November 17, 2008, confirms the following understandings and agreements between Spheris Inc. (f/k/a Spheris Holdings, Inc.) (the “Company”) and Steven E. Simpson (hereinafter referred to as “you” or “your”).
WITNESSETH:
     WHEREAS, you and the Company are party to that certain Employment Agreement dated as of October 12, 2004 (the “Employment Agreement”); and
     WHEREAS, you and the Company now desire to enter into a mutually satisfactory arrangement concerning, among other things, your separation from employment with the Company.
     NOW, THEREFORE, in consideration of the promises set forth herein, you and the Company agree as follows:
     1. Transition Period. In exchange for your execution of this Agreement, and your compliance with its terms and conditions, the Company agrees to the following:
          (a) You confirm, effective as of the date hereof, your resignation as the Chief Executive Officer of the Company and from any other officer positions with Spheris Holding III, Inc., Company’s ultimate Parent (the “Parent”), and its direct and indirect subsidiaries (collectively, and including, without limitation, the Company, the “Company Group”). During the period commencing on the date hereof and ending on January 17, 2009 (the “Separation Date”), you shall remain an employee of the Company as part of its senior management team. During such period you will continue to be paid the same base salary as in effect immediately prior to your execution of this Agreement, and you shall continue to be entitled to participate in all employee benefit plans in which you are currently participating (to the extent such benefits continue to be offered to similarly situated Company employees), in accordance with the terms of such plans, as they may be in effect from time to time. Notwithstanding anything herein, your employment with the Company shall remain “at-will,” meaning that both you and the Company have the right to terminate your employment with the Company at any time, for any reason, with or without notice, subject to the terms of this Agreement.
          (b) You agree that during your continued employment with the Company, you shall devote such time and attention during usual business hours, and shall perform such reasonable transition services to the Company as the Board may reasonably request.
          (c) Unless terminated earlier pursuant to paragraph 1(a) above, your termination of employment with the Company and its subsidiaries effective on the close of business on the Separation Date (the Separation Date, or such earlier date, hereinafter referred to as the “Termination Date”).

     2. Separation Payments.
          (a) By the later of (i) the date that is seven (7) calendar days from Termination Date, and (ii) the Company’s next regular payroll date following Termination Date, the Company will provide you with the Accrued Obligations (as such term is defined in the Employment Agreement).
          (b) Provided you have not voluntarily quit your employment with the Company prior to the Separation Date, in exchange for your executing a non-revocable Separation and Release Agreement, a copy of which is attached hereto (the “Release”) on or after the Termination Date, you will receive the following payments and benefits:
     (i) Continuation of your base salary (at an annual rate of $350,000) for the period commencing on the Termination Date and ending on the one (1) year anniversary of the Termination Date (the “Severance Term”), payable in accordance with the Company’s payroll practices and subject to applicable withholdings;
     (ii) An amount equal to the Pro Rata Bonus (as such term is defined in the Employment Agreement), equal to an aggregate of $173,611, payable in equal installments during the Severance Term and in accordance with the Company’s payroll practices and subject to applicable withholdings;
     (iii) Subject to your election to participate in continuation coverage under the Company’s health plan pursuant to COBRA, payment of COBRA premiums for you and your covered dependents in excess of the cost of such health insurance coverage for active employees of the Company until the earlier of (A) expiration of the Severance Term, or (B) the date that you commence employment with any person or entity and, thus, are eligible for health insurance benefits; and
     (iv) Reimbursement for all legitimate business expenses incurred by you which have not yet been reimbursed as of the date hereof, and an amount in respect of 21 days of Paid Time Off you have accrued while employed.
          (c) In the event that any regular payroll date occurs prior to the Effective Date (as defined in the Release), any amount that would otherwise have been payable as a result of the subparagraphs (b)(i), (b)(ii) or (b)(iii) above shall be deferred and paid together with the regular salary installment on the first regular payroll date following the Effective Date.
          (d) You acknowledge and agree that the payment(s) and other benefits provided pursuant to paragraph 2 are in full discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company or any other member of the Company Group and/or any alleged understanding or arrangement between you and the Company or any other member of the Company Group (other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of the Company or any other member of the Company Group, subject to the terms and conditions of such plan(s)).

     3. Release and Waiver of Claims.
          (a) As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.
          (b) For and in consideration of the payments and benefits described in the paragraph 1 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective the date hereof, do fully and forever release, remise and discharge the Company, its direct and indirect parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Company Parties, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation. The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.
          (c) You acknowledge and agree that as of the date you execute this Release, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under applicable laws. Similarly, the Company acknowledges and agrees that as of the date it executes this Release, it has no knowledge of any facts or circumstances that give rise or could give rise to any claims under applicable laws.
          (d) Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of: (i) your rights with respect to payment of amounts under this Agreement, (ii) your right to benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which you participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including you rights to elect COBRA coverage), (iii) any claims that cannot be waived by law; or (iv) your right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.
     4. Knowing and Voluntary Waiver. You expressly acknowledge and agree that you:
          (a) Are able to read the language, and understand the meaning and effect, of this Agreement;
          (b) Have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms,

and that you are not acting under the influence of any medication, drug or chemical of any type in entering into this Agreement;
          (c) Are specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to pay you the consideration set forth in paragraph 1 above, which the Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution of this Agreement;
          (d) Were advised to consult with your attorney regarding the terms and effect of this Agreement; and
          (e) Have signed this Agreement knowingly and voluntarily.
     5. No Suit. You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein. If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties against whom you have filed such a complaint, charge, or lawsuit.
     6. Successors and Assigns. The provisions hereof shall enure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.
     7. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.
     8. Non-Disparagement. You agree that you will make no disparaging or defamatory comments regarding any member of the Company Group or their respective current or former directors or officers in any respect or make any comments concerning any aspect of your relationship with any member of the Company Group or the conduct or events which precipitated your termination of employment from any member of the Company Group. Similarly, the Board shall instruct each officer and director of the Company Group to refrain from making any disparaging or defamatory comments regarding you in any respect or making any comments concerning any aspect of your relationship with any member of the Company Group or the conduct or events which precipitated your termination of employment from any member of the Company Group (it being understood that the foregoing shall not prevent any representative of the Company Group from verifying your employment to any potential subsequent employer). The obligations of you and the Company under this paragraph 6 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.

     9. Cooperation.
          (a) You agree that you will provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge. The Company agrees to use it best efforts to schedule events regarding your cooperation under this paragraph at a time that is convenient for you. The Company agrees to reimburse you for reasonable out-of-pocket expenses and attorney’s fees incurred at the request of the Company with respect to your compliance with this paragraph.
          (b) You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or any other member of the Company Group, you will give prompt notice of such request to Dan Kohl, the Company’s CEO (or his successor or designee), and will make no disclosure until the Company and/or the other member of the Company Group have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. The Company agrees to reimburse you for reasonable out-of-pocket expenses and attorney’s fees incurred in connection with any such request, and if you are interviewed, deposed or testify in connection with any proceeding involving your work at the Company.
     10. Continuing Obligations. You hereby acknowledge and agree to abide by the continuing obligations set forth in the Noncompetition Agreement (as defined in the Employment Agreement).
     11. Return of Property. You agree that as of the Termination Date you will have returned to the Company all property belonging to the Company and/or any other member of the Company Group, including but not limited to all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company, cell phone, Blackberry, beeper, keys, card access to the building and office floors, Employee Handbook, phone card, computer user name and password, disks and/or voicemail code. You further acknowledge and agree that the Company shall have no obligation to make the payment(s) and provide the benefits referred to in paragraph 2 above unless and until you have satisfied all your obligations pursuant to this paragraph.
     12. Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or any member of the Company Group.
     13. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the termination of your employment. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement, including, without limitation, the Employment Agreement.

     14. Governing Law; Jurisdiction. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF TENNESSEE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

SPHERIS INC.
By:	/s/ Brian P. Callahan
	Name:	Brian P. Callahan
	Title:	Chief Financial Officer

/s/ Steven E. Simpson
Steven E. Simpson

SEPARATION AND RELEASE AGREEMENT
     This Separation and Release Agreement (this “Release”) confirms the following understandings and agreements between Spheris Inc. (the “Company”) and Steven E. Simpson (hereinafter referred to as “you” or “your”).
     In consideration of the promises set forth herein, you and the Company agree as follows:
     1. Employment Status and Separation Payments.
          (a) You acknowledge your separation from employment with the Company and its direct and indirect parent(s) and subsidiaries (collectively, with the Company, the “Company Group”) effective as of the Termination Date, and that after the Termination Date you shall not represent yourself as being an employee, officer, agent or representative of the Company or any other member of the Company Group (as defined below) for any purpose. The Termination Date shall be the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company and any other member of the Company Group, except as otherwise provided under the terms of the Transition Agreement between you and the Company dated November 17, 2008 (the “Transition Agreement”).
          (b) In consideration of your release and waiver of claims set forth in paragraph 2 below, the Company will provide you with severance benefits described in paragraph 2 of the Transition Agreement (the “Consideration”).
          (c) You acknowledge and agree that the payment(s) and other benefits provided pursuant to this paragraph 1 are in full discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company or any other member of the Company Group and/or any alleged understanding or arrangement between you and the Company or any other member of the Company Group (other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of the Company or any other member of the Company Group, subject to the terms and conditions of such plan(s)).
     2. Release and Waiver of Claims.
     (a) As used in this Release, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.
     (b) For and in consideration of the payments and benefits described in the paragraph 1 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective the date hereof, do fully and forever release, remise and discharge the Company, its direct and indirect parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Company Parties, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.
     (c) You acknowledge and agree that as of the date you execute this Release, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph. Similarly, the Company acknowledges and agrees that as of the date it executes this Release, it has no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.
     (d) You specifically release all claims relating to your employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.
     (e) Notwithstanding the foregoing, nothing in this Release shall be a waiver of: (i) your rights with respect to payment of amounts under this Release, (ii) your right to benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which you participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including you rights to elect COBRA coverage), (iii) any claims that cannot be waived by law; or (iv) your right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.
     3. Knowing and Voluntary Waiver. You expressly acknowledge and agree that you:
     (a) Are able to read the language, and understand the meaning and effect, of this Release;
     (b) Have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Release or its terms, and that you are not acting under the influence of any medication, drug or chemical of any type in entering into this Release;
     (c) Are specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay you the Consideration, which the Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution of this Release;
     (d) Acknowledge that but for your execution of this Release, you would not be entitled to the Consideration;
     (e) Understand that, by entering into this Release, you do not waive rights or claims under ADEA that may arise after the date you execute this Release;
     (f) Had or could have the entire Review Period in which to review and consider this Release, and that if you execute this Release prior to the expiration of the Review Period, you have voluntarily and knowingly waived the remainder of the Review Period;
     (g) Were advised to consult with your attorney regarding the terms and effect of this Release; and
     (h) Have signed this Release knowingly and voluntarily.
     4. No Suit. You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein. If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties against whom you have filed such a complaint, charge, or lawsuit. This paragraph 4 shall not apply, however, to a claim of age discrimination under ADEA.
     5. Successors and Assigns. The provisions hereof shall enure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.
     6. Severability. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

     7. Continuing Obligations. You hereby acknowledge and agree to abide by your continuing obligations set forth in paragraphs 8 (Non-Disparagement), 9 (Cooperation) and 10 (Continuing Obligations) of the Transition Agreement. In addition, you hereby represent that you have fully complied with (and shall continue to comply with) your obligation to return all Company property to the Company (including, but not limited to confidential documents and copies thereof) under paragraph 11 (Return of Property) of the Transition Agreement.
     8. Non-Admission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of you or any member of the Company Group.
     9. Entire Agreement. This Release constitutes the entire understanding and agreement of the parties hereto regarding the termination of your employment. This Release supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Release.
     10. Governing Law; Jurisdiction. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF TENNESSEE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE. EACH PARTY TO THIS RELEASE HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.
     11. Opportunity for Review; Acceptance. You have until twenty-one (21) days following the Termination Date (the “Review Period”) to review and consider this Release. To accept this Release, and the terms and conditions contained herein, prior to the expiration of the Review Period, you must execute and date this Release where indicated below and return the executed copy of the Release to the Company, to the attention of Dan Kohl, the Company’s Chief Executive Officer. Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution (the “Revocation Period”), during which time you may revoke your acceptance of this Release by notifying Dan Kohl, in writing. To be effective, such revocation must be received by the Company no later than 5:00 p.m. on the seventh (7th) calendar day following its execution. Provided that the Release is executed and you do not revoke it, the eighth (8th) day following the date on which this Release is executed shall be its effective date (the “Effective Date”). In the event of your failure to execute and deliver this Release on or following the Termination Date but prior to the expiration of the Review Period, you execute this Release prior to the Termination Date, or otherwise revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and the Company will have no obligations hereunder.
*           *           *

     IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date set forth below.

Spheris Inc.
By:
Name:
Title: Dated:

Steven E. Simpson
Dated: